EXHIBIT 99.1

SMTP, INC. ANNOUNCES PRICING OF PUBLIC OFFERING OF COMMON STOCK

Nashua, NH, August 7, 2015 – SMTP, Inc. (“SMTP” or the “Company”) (NASDAQ:SMTP), a global provider of cloud-based marketing technologies, today announced the pricing of an underwritten public offering of 800,000 shares of its common stock at a public offering price of $4.75 per share.

In the offering, the Company is selling 800,000 shares of common stock, with net proceeds to the Company of approximately $3.4 million, after deducting underwriting discounts and commissions and estimated offering expenses. Semyon Dukach, Chairman of the Company’s Board of Directors, has elected not to sell any shares of common stock.

The offering is expected to close on or about August 12, 2015, subject to customary closing conditions. The Company anticipates using its net proceeds from the offering primarily for working capital and general corporate purposes.

Craig-Hallum Capital Group LLC is acting as the sole book-running manager and Aegis Capital Corp. is acting as the co-manager for the offering.

The shares are being offered pursuant to an effective shelf registration statement on Form S-3 that was previously filed with and declared effective by the Securities and Exchange Commission (“SEC”). The securities may be offered only by means of a prospectus supplement and accompanying prospectus. The preliminary prospectus supplement and accompanying prospectus related to the offering have been filed with the SEC, and a final prospectus supplement and accompanying prospectus related to the offering will be filed with the SEC, and will be available on the SEC’s website located at http://www.sec.gov and may also be obtained from Craig-Hallum Capital Group LLC, 222 South Ninth Street, Suite 350, Minneapolis, MN 55402, telephone 612-334-6300, email: prospectus@chlm.com.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor may there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About SMTP, Inc.

SMTP, Inc. (NASDAQ: SMTP) is a global provider of cloud-based marketing solutions ranging from sophisticated marketing automation (via subsidiary SharpSpring) to comprehensive email and mobile marketing (via subsidiary GraphicMail) and scalable, cost-effective email deliverability services. The Company’s product family is hallmarked by its flexible architecture, ease-of-use and cost-effectiveness. SMTP augments its technology with high-quality, multilingual customer service and support. SMTP, Inc. is headquartered in Nashua, NH, and can be found on the web at www.smtp.com.  SharpSpring, based in Gainesville, FL, can be found on the web at www.SharpSpring.com. GraphicMail, based in Geneva, Switzerland, can be found on the web at www.GraphicMail.com.

To download SMTP’s investor relations app please visit Apple’s App Store for the iPhone and iPad or Google Play for Android mobile devices.

Safe Harbor Statement

The information posted in this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by use of the words “may,” “will,” “should,” “plans,” “explores,” “expects,” “anticipates,” “continues,” “estimates,” “projects,” “intends,” and similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. These risks and uncertainties include, but are not limited to, general economic and business conditions, effects of continued geopolitical unrest and regional conflicts, competition, changes in technology and methods of marketing, delays in completing new customer offerings, changes in customer order patterns, changes in customer offering mix, continued success in technological advances and delivering technological innovations, delays due to issues with outsourced service providers, those events and factors described by the Company in Item 1.A “Risk Factors” in its most recent Form 10-K and other risks to which the Company is subject, and various other factors beyond the Company’s control.

Investor Relations Contact:

Edward Lawton

Chief Financial Officer

617-500-0122

ir@smtp.com

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